Exhibit 99.1

CONSENT OF PERFORMANCE TRUST CAPITAL PARTNERS, LLC

CNB Bank Shares, Inc.

450 West Side Square

Carlinville, IL 62626

Attention: Board of Directors

RE:            Proxy Statement/Prospectus, which forms a part of the Registration Statement on Form S-4 (the “Registration Statement”) of HBT Financial Inc. (“HBT”), relating to the proposed transaction between HBT and CNB Bank Shares, Inc. (“CNB”)

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated October 17, 2025 to the Board of Directors of CNB as an Appendix to the Proxy Statement/Prospectus included in the Registration Statement (the “Proxy Statement/Prospectus”) filed with the Securities and Exchange Commission as of the date hereof and the references to our firm and our opinion in such Proxy Statement/Prospectus under the headings “SUMMARY – Opinions of CNB’s financial advisors – Opinion of Performance Trust,” “RISK FACTORS – The opinions of CNB’s financial advisors delivered to the CNB Board prior to the signing of the merger agreement will not reflect changes in circumstances after the date of such opinion”, “THE MERGER – Background of the Merger,” “THE MERGER – CNB’s Reasons for the Merger and Recommendation of the CNB Board,” and “THE MERGER – Opinions of CNB’s Financial Advisors – Opinion of Performance Trust.”

In giving our consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rule and regulations of the Securities and Exchange Commission thereunder.

December 3, 2025

/s/ Performance Trust Capital Partners, LLC

PERFORMANCE TRUST CAPITAL PARTNERS, LLC